Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-185253) of Intel Corporation,

(2)	Registration Statement (Form S-4 No. 333-158222) of Intel Corporation, and

(3)	Registration Statement (Form S-8 Nos. 333-172024, 33-33983, 333-24229, 333-45395, 333-49696, 333-115625, 333-124805, 333-135178, 333-135177, 333-143932, 333-125914, 333-141905, 333-160272, 333-160824, 333-172454, 333-172937, 333-175123, and 333-178328) pertaining to the Employees’ Savings Plan of Intel Corporation;

of our reports dated February 19, 2013, with respect to the consolidated financial statements and schedule of Intel Corporation and the effectiveness of internal control over financial reporting of Intel Corporation included in this Annual Report (Form 10-K) of Intel Corporation for the year ended December 29, 2012.

/s/ Ernst & Young LLP

San Jose, California

February 19, 2013